Exhibit 10.2

Daniel Siegel
daniel.siegel@lifetimebrands.com

Dear Dan,
This letter agreement (this “Letter Agreement”) shall supplement and amend the Employment Agreement between you and Lifetime Brands, Inc. a Delaware corporation (the “Company”) (as may have been previously amended, the “Employment Agreement”).
In light of the unprecedented economic environment due to the novel coronavirus pandemic, its impact on the US economy and the legal and regulatory landscape, and in order to mitigate the financial impact of this pandemic on the Company, the Company is taking certain measures. As part of the Company’s response to the novel coronavirus pandemic, your annual rate of base salary as in effect on the date hereof, and as defined in the Employment Agreement, will be decreased by 12.5%, effective April 13, 2020 (the “Effective Date”), and such reduced amount will constitute your “Base Salary” under the Employment Agreement and under any and all benefit or compensation agreements, plans, programs or policies of the Company or its affiliates; provided however that, (A) any annual bonus that you are otherwise eligible to receive will be calculated based on your annual rate of base salary in effect prior to the Effective Date and (B) in the event that you become eligible to receive any termination payments and benefits pursuant to the Employment Agreement, such amounts will be calculated based on your annual rate of base salary in effect prior to the Effective Date.
It is anticipated that the reduction in your annual rate of Base Salary, as described above, is temporary, and the Company agrees to reinstate your base salary in effect prior to the Effective Date upon the earlier of (I) October 1, 2020 or (II) such time that the Chief Executive Officer of the Company or his designee, in his or her sole discretion, determines that such reinstatement is appropriate, taking into consideration the status of the novel coronavirus pandemic, the Company’s financial condition and other relevant factors.

You hereby consent to the terms set forth in this Letter Agreement and acknowledge and agree that the terms set forth herein do not constitute a breach of the Employment Agreement or “Good Reason,” constructive discharge, or constructive termination for purposes of the Employment Agreement, any benefit or compensation agreements, plans, programs, or policies of the Company or its affiliates (including, without limitation, any outstanding awards under the Company’s Amended and Restated 2000 Long-Term Incentive Plan), or for any other purpose. You represent that you have had an adequate opportunity to review this Letter Agreement and that you understand all of its terms, and agree that your decision to enter into this Agreement is completely voluntary. By agreeing to the terms of this Letter Agreement, you further acknowledge and agree that this Letter Agreement constitutes adequate notice of the subject matter described herein, notwithstanding the notice provisions of the Employment Agreement or any other agreement, plan, program or policy of the Company or its affiliates. This Letter Agreement does not alter or modify in any way the at will employment status of your relationship to the Company. Except as modified by this Letter Agreement, the Employment Agreement shall remain in full force and effect; provided, that in the event that any provision in this Letter Agreement conflicts with the Employment Agreement or any other agreement, policy, plan or arrangement between the Company and you, the terms of this Letter Agreement shall govern.

Yours sincerely,

/s/ Robert B. Kay
Robert B. Kay
Chief Executive Officer

On behalf of Lifetime Brands Inc.

Agreed to Acknowledged by:
/s/ Daniel Siegel
Daniel Siegel

Date 04/06/2020